February 28, 2007

Dear Shareholders,

We are pleased to report that on February 21, 2007, we received a joint order from the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation terminating the Cease and Desist Order (Order) issued to Central Illinois Bank (the “Bank”) on May 19, 2004. For a further description of this matter, please review the company’s Form 8-K filed February 28, 2007 with the Securities and Exchange Commission (SEC), and our other SEC filings, all of which are available on our website at http://www.cibmarine.com/financial_info/sec_filings.asp.

The termination of the Order is a result of management’s efforts in improving the condition of the Bank, including the Bank’s loan portfolio and asset quality. Under the leadership of Joseph T. Henderson, Chairman, President and CEO, our talented team of bankers is now able to refocus their energies on providing excellent customer service and demonstrating our strong commitment to the communities we serve.

On behalf of Central Illinois Bank and all of our subsidiary banks, we would like to thank our shareholders and customers for their continued support.

Sincerely,

Stanley J. Calderon
President and CEO
CIB Marine Bancshares, Inc.

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. For information about factors that could affect actual results, please refer to CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2004, including the information under the caption “Forward Looking Statements.”